EXHIBIT 5.1
June 4, 2004

Wits Basin Precious Minerals Inc.
800 Nicollet Mall, Suite 2690
Minneapolis, MN 55402

RE:      Amendment No. 2 to Registration Statement on Form S-2
    File No. 333-110831 (the “Amended Registration Statement”)

Gentlemen:

We have acted as counsel to Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”), in connection with the preparation of the Amended Registration Statement to be filed by the Company with the Securities and Exchange Commission on or about June 7, 2004 relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by the selling shareholders identified in the Amended Registration Statement of an aggregate of 22,187,000 shares of the Company’s common stock, $.01 par value per share, consisting of 15,090,000 issued and outstanding shares (the “Shares”) of common stock and 7,097,000 shares (the “Warrant Shares”) of common stock issuable upon the exercise of various outstanding warrants (the “Warrants”). This opinion is being furnished in accordan ce with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended Registration Statement; (ii) the Articles of Incorporation and the Bylaws of the Company, as amended, each as currently in effect; (iii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares, the preparation and filing of the Amended Registration Statement and certain related matters; (iv) certain agreements, certificates of public officials, certificates of other officers or representatives of the Company or others; and (v) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We are attorneys licensed to practice in the State of Minnesota and the opinions expressed herein are limited to the laws of the State of Minnesota and the federal securities laws of the United States.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1.   The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.   The Warrant Shares have been duly authorized and, when issued against payment of the requisite exercise price, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP